UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2012

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sale of Equity Securities

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2012, Lithium Exploration Group, Inc. (the “Company”, “us”, “we”, “our”) entered into an employment agreement with Alexander Koretsky whereby, Mr. Koretsky has agreed to provide certain duties and services as chief operating officer of the Company for a period ending May 1, 2013. As compensation, the Company has agreed to pay to Mr. Koretsky an initial salary of $100,000 per annum in addition to a signing bonus in the amount of $25,000 converted into 26,041 shares of the Company’s common stock at $0.96 per share. We accepted a consent to act of Alexander Koretsky as chief operating officer of the Company, effective May 1, 2012.

Also on May 15, 2012, the Company entered into a management consulting agreement with Bryan A. Kleinlein whereby, Mr. Kleinlein has agreed to provide certain duties and services as chief financial officer of the Company for a period ending May 15, 2013. As compensation, the Company has agreed to pay to Mr. Kleinlein a salary of $3,000 per month in addition in addition to a signing bonus in the amount of $25,000 converted into 40,323 shares of the Company’s common stock at $0.62 per share. We accepted a consent to act of Bryan A. Kleinlein as chief financial officer of the Company, effective May 15, 2012.

These securities were issued to two (2) U.S. individuals based on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended.

Alexander Koretsky
Mr. Koretsky is a business executive with experience in planning and launching various ventures. His expertise includes business development, strategic alliances, multi-disciplinary team management and project delivery. From January 2005 to November 2008, he was the Director of Strategy for TCS Bank (Moscow, Russia). His duties and responsibilities as the Director of Strategy included managing in house software development of online retail banking systems and analyzing and researching future company needs including budget and time projections with detailed presentations to management committees and shareholders.

From March 2009 to November 2009, he was the Marketing Director at StreamLogic in Los Altos, California. His duties and responsibilities as the Marketing Director included creating sales and marketing strategy for SaaS/Cloud text mining application targeted at hedge funds and capital management institutions including conducting sales presentations.

From November 2009 to April 2011, he was a Managing Director at Sustainable Venture Capital in Walnut Creek, California. His duties and responsibilities as the Marketing Director was preparing business projects including financial reports, business plans and investor presentations for viability and investor appetite. Mr. Koretsky developed a matrix to track investment performance and revenue/profit milestones.

Mr. Koretsky was also a consultant to Lithium Exploration Group from July of 2011 to December of 2011 assisting management in various strategic matters.

Mr. Koretsky is a graduate of USC's Marshall School of Business with a Bachelor's Degree in Business Administration and currently resides in Sunnyvale, California.

We appointed Alexander Koretsky as chief operating officer of our company because of his Russian business background and extensive experience in growing early stage companies.

Bryan A. Kleinlein
Mr. Kleinlein has over 15 years of Finance and Treasury experience with a specialty in global business. He has been responsible for managing $1 billion of global capital expenditure as well as leading strategic financial planning, analysis and international expansion efforts of other multi-national companies.

From 2006 to 2011, Mr. Kleinlein was Director of International Finance and Treasury for FreeLife International, Inc in Phoenix, Arizona, where he was responsible for providing timely and accurate analysis of budgets, financial reports, and financial trends in order to assist the CEO and executive management. Some of his other duties included establishing and managing the treasury and cash flow guidelines for International markets, negotiating debt restructuring and provide covenant reporting.

Mr. Kleinlein holds an MBA from Thunderbird – School of Global Management. He acquired his Bachelors in Finance from Illinois State University, where he received scholastic and athletic honors. Mr. Kleinlein currently resides in Phoneix, Arizona.

We appointed Bryan A. Kleinlein as chief financial officer of our company because he brings financial experience in managing international business transactions and has experience, from his time at FreeLife, in growing a small corporation into a large company.

Other than as described above, there have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related persons had or will have a direct or indirect material interest. There are no family relationships between any of the directors and officers described in the preceding disclosure.

Item 9.01        Financial Statements and Exhibits

10.1	Employment Agreement with Alexander Koretsky dated May 1, 2012

10.2	Management Consulting Agreement with Bryan A. Kleinlein dated May 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director

Dated: June 8, 2012